                                                                    EXHIBIT 99.1


[PRIDE INTERNATIONAL LOGO]

                                                                    NEWS RELEASE
             5847 SAN FELIPE, SUITE 3300 o HOUSTON, TEXAS 77057 o (713) 789-1400

--------------------------------------------------------------------------------

FOR IMMEDIATE RELEASE                       Contact: Louis Raspino
                                                     Nicolas Evanoff
                                                     (713) 789-1400


                      PRIDE ANNOUNCES ORGANIZATION CHANGES

         HOUSTON, TEXAS, JANUARY 9, 2004 - Pride International, Inc. (NYSE:PDE) announced several organizational changes today, including the retirement of its Chief Operating Officer and the promotion of several executive officers.

         James W. Allen, the Company's Senior Vice President and Chief Operating Officer, has retired from the Company. Mr. Allen served the Company since 1993 and was its Chief Operating Officer since 1999. He concludes an oilfield career of more than 35 years.

         John C.G. O'Leary has been appointed the Company's President. Mr. O'Leary has served as Vice President - International Marketing since 1997, and has been with Pride (including an affiliate acquired in 1997) since 1985.

         John R. Blocker, Jr. has been appointed Senior Vice President - Operations. Most recently, Mr. Blocker has been the Company's Vice President - Latin American Operations. Mr. Blocker joined Pride in 1993 and has 33 years of oilfield experience.

         Paul A. Bragg, Pride's Chief Executive Officer, stated the following, "We are grateful for the many years of excellent service that Jim Allen has given the Company. He has been instrumental in growth and development of the Company to become one of the world's best and largest drilling organizations. The depth of our operating team leaves us well positioned for the future, however. The Company's substantial growth in the past few years makes it appropriate to expand our senior management team by appointing a separate position of President. John O'Leary will, no doubt, provide valuable insight and energy to the Company in his new role. Likewise, I believe we will substantially benefit from the additional role of John Blocker. His broad range of skills and vast experience will help us to continue to excel and further improve our world-class operations."

         Pride International, Inc., headquartered in Houston, Texas, is one of the world's largest drilling contractors. The Company provides onshore and offshore drilling and related services in more than 30 countries, operating a diverse fleet of 328 rigs, including two ultra-deepwater drillships, 11 semisubmersible rigs, 35 jackup rigs, and 29 tender-assisted, barge and platform rigs, as well as 251 land rigs.